Exhibit 10.1

HUNTSMAN

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Restated July 1, 2004)

HUNTSMAN

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(as restated July 1, 2004)

THIS RESTATEMENT OF THE SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN is effective as of July 1, 2004 except as otherwise provided in this Plan.

This Plan as herein restated shall govern the benefits of any Member whose employment terminates on or after July 1, 2004 and the terms of this Plan at it existed prior to its restatement effective July 1, 2004 shall be disregarded.  Notwithstanding the foregoing, the benefits of a Member whose employment terminates prior to July 1, 2004 shall be governed by the Plan as it existed at the time the employment terminated.

ARTICLE I

NAME

1.1          Name.  The Plan shall be known as “THE HUNTSMAN SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN” and is hereinafter sometimes referred to as the “Plan”.

ARTICLE II

PURPOSE AND SPECIAL EFFECTIVE DATES

2.1          Purpose.  The primary purpose of this Plan is to provide benefits for certain key employees that cannot be provided under the Huntsman Defined Benefit Pension Plan because of certain limitations.  The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and shall be administered as such.

2.2          History.  This Plan was originally created in 1996 by Huntsman Chemical Corporation to provide benefits to certain executive employees that could not be provided due to legal constraints by the Huntsman Defined Benefit Pension Plan and the Huntsman Money Purchase Pension Plan.  In connection with this restatement of the Plan, the liabilities of the Plan as it existed immediately prior to this restatement which relate to the Huntsman Money Purchase Pension Plan are being transferred to the newly established Huntsman Supplemental Executive Pension Plan (the “Executive Pension Plan”).  All administrative actions, including the payment of benefits, with respect to the liabilities transferred to the Executive Pension Plan taken after the effective date of this restatement of the Plan shall be treated in all respects as action taken under the Executive Pension Plan.  It is intended that there be no duplication of benefits, taking into account this Plan and the Executive Pension Plan, and this Plan shall be interpreted and administered accordingly.

All rights to supplemental benefits in excess of those provided under the Huntsman Money Purchase Pension Plan for Members whose termination of employment occurs on or after July 1, 2004 shall be governed by the terms of the Executive Pension Plan and not this Plan.

2.3          Special Effective Dates.  The following provisions are subject to special effective dates:

(a)           Section 3.4 defining “Commencement Date” is effective January 1, 2005.  For the period prior to January 1, 2005, the term “Commencement Date” shall have the meaning set forth in Section 3.5 of the Plan as it existed immediately prior to the Effective Date of this restatement.

(b)           Section 3.8 defining “Employer” is effective August 16, 2005.  Prior to August 16, 2005 the Plan is being sponsored by Huntsman LLC with Huntsman International LLC as a participating employer along with the other participating employers set forth in Section 3.8.   Section 3.8 shall be administered accordingly.

(c)           Section 3.11 defining “Plan Administrator” is effective August 16, 2005.  Prior to August 16, 2005, the Plan Administrator is the person or entity designated by the President of Huntsman LLC (or in the absence of an effective designation it is the President of Huntsman LLC).

(d)           Sections 4.3, 4.4, 4.5 and 4.6 governing the payment of benefits are effective for Termination Dates on and after January 1, 2005.  For Termination Dates prior to January 1, 2005, the payment of benefits shall be governed by the terms of Sections 4.2 and 4.3 of the Plan as they existed immediately prior to the Effective Date of this restatement.

ARTICLE III

DEFINITIONS

When used herein, the following words shall have the meanings indicated, unless the context clearly indicates otherwise:

3.1          Affiliate.  The word “Affiliate” means (i) a corporation which is a member of a controlled group of corporations (within the meaning of Section 1563(a) of the Code determined without regard to Sections 1563(a)(4) and (e)(3)(C) thereof) which includes an Employer, provided that the phrase “more than 50 percent” shall be substituted for the phrase “at least 80 percent” in Section 1563(a)(1) of the Code, and (ii) any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code as modified by Section 415(h) of the Code and regulations thereunder) with an Employer.

3.2          Beneficiary.  The word “Beneficiary” shall mean the person or persons entitled to receive benefits upon the death of a Member under this Plan.

3.3          Code.  The word “Code” shall mean the Internal Revenue Code of 1986, as amended.

3.4          Commencement Date.  The words “Commencement Date” shall mean the Termination Date of the Member, provided, however, if the Member is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) as of the Termination Date, then the Commencement Date shall be the date that is six months after the Termination Date.

3.5          Defined Benefit Pension Plan.  The words “Defined Benefit Pension Plan” means the Huntsman Defined Benefit Pension Plan.

3.6          Disability.  The word “Disability” shall mean any medically determinable physical or mental impairment which is considered a permanent disability under the terms of the Defined Benefit Pension Plan; provided, however, on and after January 1, 2005 an impairment shall not be considered a Disability for purposes of this Plan unless it is determined by the Plan Administrator that the Member is disabled within the meaning of Section 409A(a)(2)(C) of the Code.

3.7          Effective Date.  The “Effective Date” of this restated Plan shall be July 1, 2004. The original effective date of the Plan was January 1, 1996.

3.8          Employer.  The word “Employer” shall mean the Huntsman International LLC.  In addition, unless the context indicates otherwise, as used in this Plan, the term “Employer” shall also mean and include any other Affiliate of Huntsman International LLC that has been granted permission by the Board of Directors of Huntsman International LLC to participate in this plan.  This permission shall be granted under such conditions and upon such conditions as the Board of Directors deems appropriate. By a separate schedule, an adopting employer may set forth the manner in which this Plan will apply to its participating employees.  The following entities are participating employers:

Huntsman Petrochemical Corporation

Huntsman Purchasing, Ltd

The obligations of an Employer hereunder shall be limited to the employees of that Employer participating in this Plan.

3.9          Member.  The word “Member” means those executive employees of an Employer participating in the Plan at the Effective Date of its restatement.  In addition, it means an executive employee of an Employer who is specifically designated as a Member by the President (or the employee of the Employer who has the responsibilities of the chief executive officer of that Employer if there is no employee with the title of president) of that Employer.  The designation shall specify the date as of which the executive employee becomes a Member of the Plan.  Notwithstanding the foregoing provisions of this section, the President of the Employer (or the employee of the Employer who has the responsibilities of the chief executive officer of that Employer if there is no employee with the title of president) shall have full discretion to adjust the status of any individual that is an employee of that Employer for purposes of this Plan (whether to include an employee or to remove an employee or to set or adjust the terms of participation).  In the event an individual ceases to be a Member of the Plan or otherwise experiences a change in status, any rights earned under this Plan prior to the change in status shall be paid to the individual at such time as it would otherwise have been, but for the change in status, under the terms of this Plan (subject to the Employer rights to amend or terminate the Plan in Section 6.3).

3.10        Plan.  The word “PLAN” shall mean the Supplemental Executive Retirement Plan set forth in and by this document, as the same may be amended from time to time.

3.11        Plan Administrator.  The words “Plan Administrator” shall mean the person or entity designated by the President of HUNTSMAN INTERNATIONAL LLC to administer this Plan.  In the absence of an effective designation, it shall mean the President of HUNTSMAN INTERNATIONAL LLC.

3.12        “Reasonable Cause“ means any of the following, with respect to the Member’s position with the Employer:

(a)           Gross negligence, fraud, dishonesty or willful violation of any law or material violation of any significant Employer policy, committed in connection with the position and resulting in a material adverse effect on the Employer; or

(b)           Failure to substantially perform (for reasons other than medically determinable disability) the duties reasonably assigned or appropriate to the position, in a manner reasonably consistent with prior practice;

provided, however, that the term “Reasonable Clause” shall not include ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if the Member has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to the position.

3.13        “Service” shall mean the years of service that the Member would have under the Defined Benefit Pension Plan based upon the date of hire specified for the Member in connection with the designation of the Member for participation in this Plan.   If no special date of hire was specified in connection with the designation of the Member for participation in this Plan, then Service shall mean the Years of Service of the Member.

3.15        Termination Date.  The words “Termination Date” means the date the Member ceases to render services of the Employer and all Affiliates for any reason whatsoever, voluntary or involuntary other than on account of the death of the Member, provided, however, if the Plan Administrator determines that the Member who ceases to render services on or after January 1, 2005 has not experienced a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) on the date that would otherwise be a Termination Date hereunder, then the “Termination Date” for purposes of the Plan shall be the first date thereafter as of which the Member has experienced a separation from service within the meaning of Code Section 409A(a)(2)(A)(i).

3.16        Vested Member.  The words “Vested Member” shall mean:

(a)           a Member who is credited with ten or more Years of Service;

(b)           a Member who experiences a Termination Date on account of death or disability (as permanent disability is defined under the Defined Benefit Pension Plan), or on or after attaining normal retirement age under the Defined Benefit Pension Plan; or

(c)           a Member whose employment is terminated by the Employer without Reasonable Cause.

3.17        Year of Service.  The words “Year of Service” means a year of service as that term is defined under the Defined Benefit Pension Plan, taking into account, however, only actual service with the Employer or an Affiliate of the Employer, and disregarding service for a prior employer credited under the Defined Benefit Pension Plan if that prior employer was not an Affiliate of the Employer.

ARTICLE IV

SUPPLEMENTAL BENEFIT

4.1          Benefit.  The benefit of a Member at the Commencement Date of the Member is an amount equal to the sum of the following:

(a)           An amount equal to benefit of the Member, if any, under this Plan calculated as of July 1, 2004 under Section 4.1 of this Plan as it existed immediately prior to the Effective Date of this restatement, converted into an opening account balance in the same manner and using the same assumptions as applicable under the Defined Benefit Pension Plan to the conversion of the accrued benefit of the Member under the Defined Benefit Pension Plan into an opening account balance as of such date, and adjusted by the interest credits that would be applied to this Opening Account Balance if it had been part of the opening account balance of the Member under the Defined Benefit Pension Plan for the period from July 1, 2004 to the Commencement Date (disregarding for these purposes any limitations of Section 415 of the Code otherwise applicable to the Defined Benefit Pension Plan); and

(b)           An amount equal to the positive difference between (1) the sum of the pay credits and transition credits, as adjusted for applicable interest credits, for the period from July 1, 2004 (or such later date as the Member enters the Plan) to the Commencement Date that would have been credited to the cash balance account of the Member in the Defined Benefit Pension Plan under the provisions of the Defined Benefit Pension Plan, taking into account all Service of the Member and disregarding any limitations of Section 415 and Section 401(a)(17) Code; and (2) the sum of the pay credits and transition credits, as adjusted for applicable interest credits, for such period actually credited to the cash balance account of the Member in the Defined Benefit Pension Plan.

4.2          Entitlement to Benefits.  A Vested Member shall be entitled to his or her benefits upon reaching his or her Commencement Date.

4.3          Payment of Benefits.  Benefits shall commence to be paid to a Vested Member on a date that is 30 days from the Commencement Date or as soon thereafter as administratively feasible.  The normal form of the benefit is a single cash lump sum.

4.4          Form of Payment.  The amount due the Member shall be paid in one of the following forms as selected by the Member in writing in connection with the enrollment of the Member in the Plan or in a subsequent election that is valid in accordance with the terms of the Plan as it existed at the time the election was made:

(a)           A single cash lump sum.

(b)           An annuity for the life of the Member.

(c)           An annuity for the life of the Member with payments guaranteed for 120 months, which payments during the guaranteed period after the death of the Member shall be paid to the Beneficiary of the Member.  If the Beneficiary is an individual and dies after the death of the Member, the commuted value of the remaining payments as the Beneficiary would have received had the Beneficiary continued to live shall be paid in a single cash payment to the estate of the Beneficiary.

(d)           A joint and survivor annuity with an annuitant designated by the Member prior to the time benefits start to be paid to the Member under which a reduced amount shall be paid to the Member for his life, and his joint annuitant, if surviving at the Member’s death, shall be entitled to receive thereafter a lifetime survivorship pension in a monthly amount equal to 50 or 100 percent (as designated by the Member prior to the time benefits start to be paid to the Member) of the amount which had been payable to the Member.

In the event the Member makes no election as to the form of payment (or the election does not satisfy the applicable requirements of the Plan or of Section 409A of the Code), the benefits of the Member shall be paid to the Member in the form of a single cash lump sum.  Notwithstanding the foregoing, in the event the benefits of the Member do not exceed $25,000, such benefits shall be paid in the form of a single lump sum payment to the Member without regard to the form of payment elected by the Member.  In the event the benefit is not paid in the normal form, the benefit shall be adjusted from the normal form to the form in which it is payable under the Plan in the same manner and using the same assumptions that would be used to convert a benefit to the applicable form commencing as of the Commencement Date under the Defined Benefit Pension Plan.

4.5          Election to Change Form of Payment.   Prior to January 1, 2007, a Member may change his/her election of the form of payment for a Commencement Date by submitting a written election form to the Plan Administrator; provided such election shall not be effective for a Commencement Date that is less than 12 months from the date the election form was received by the Plan Administrator unless it is received at least 30 days before the Commencement Date and the Plan Administrator, in its sole discretion, approves the form of payment selected.  Notwithstanding the forgoing, a Member may not change a form of election on or after January 1, 2006 with respect to payments that would otherwise be received in 2006 or to cause payments to be made in 2006.

On and after January 1, 2007, a Member may change his/her election of the form of payment for a Commencement Date by submitting a written election form to the Plan Administrator; provided

(a)           such election shall not be effective for a Commencement Date on account of Disability that is less than 12 months from the date the election form was received by the Plan Administrator;

(b)           such election shall not be effective for a Commencement Date on account of a separation from service (other than on account of Disability) that is less than 5 years from the date the election form was received by the Plan Administrator.

For purposes of this Section 4.5, it shall not be considered a change in the form of payment to change the form of payment from one of the annuity forms under (b), (c) or (d) of Section 4.4 to another of those annuity forms of payment provided that the change is made before any annuity payment has been made and provided further that the two annuities are actuarially equivalent using reasonable actuarial assumptions.

4.6          Payment to Beneficiary.  In the event of the death of the Member before the benefits commence to be paid to the Member, the benefits of the Member under this Plan shall be paid to the Beneficiary of the Member in the form of a single cash payment.  The payment shall be paid on the date that is 30 days following the date of death or as soon thereafter as administratively feasible.  A Member may designate a Beneficiary on the form prescribed by and delivered to the Plan Administrator.  If no Beneficiary is properly designated under this Plan, then the Beneficiary shall be the spouse of the Member, in any, or if there is no surviving spouse it shall be the person entitled under the terms of the Defined Benefit Pension Plan to receive any death benefits that would be payable on account of the Member under the Defined Benefit Pension Plan as of the date of death of that Member.  If there is no Beneficiary after the application of the foregoing provisions of this Section, then the payment shall be made to the estate of the Member.  If under these rules the benefits are payable to the estate of the Member, and either the Plan Administrator cannot locate a qualified representative of the deceased Member’s estate, or if administration of the estate is not otherwise required, the Plan Administrator in its discretion may make the distribution to the deceased Member’s heirs at law, determined in accordance with the law of the State of the Member’s domicile in effect as of the date of the Member’s death.

ARTICLE V

ADMINISTRATION OF THE PLAN

5.1          Plan Administration.  The Plan Administrator shall have the full authority to interpret and construe the Plan and to issue such administrative procedures as it deems appropriate.  The Plan Administrator shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder.  The Plan Administrator’s interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned.

5.2          Claims Procedure.  The Plan Administrator shall establish reasonable procedures for the submission and review of claims with respect to benefits under the Plan.  A copy of the claims procedures for the Plan shall be available from the Plan Administrator.  The failure of a claimant to follow the claims procedures with respect to a claim, including the review procedures, shall result in the loss of the right to bring an action in court with respect to the claim.

5.3          Amendment and Termination.

(a)           The Employer may amend or terminate the Plan as it relates to the employees of that Employer at any time, provided, however, that no such amendment or termination shall adversely affect the benefit to which a Member or the Beneficiary of such Member would be entitled immediately prior to the date of such amendment or termination if the employment of the Member had then ended unless the Member becomes entitled to an amount equal to such benefit under another plan or practice of the Employer. The Plan Administrator may amend this Plan in the place of the Employer so long as the amendment does not materially increase the cost of the Plan to the Employer.

(b)           During a period beginning April 1, 2005 and ending December 31, 2005, a Member may by written notice to the Plan Administrator elect to terminate participation in the Plan.  The termination of participation in the Plan as set forth in the notice shall be effective on the date of the written notice.  Thereafter the Member shall no longer accrue any additional benefits under this Plan.  The benefits of the Member shall be determined as if the Plan had terminated as of the date of the notice and such benefits shall be paid to the Member in the form of a single cash lump sum payment on the date that is 60 days of the date of the notice or as soon thereafter as is administratively feasible.

5.4          Payments.  The Employer will pay all benefits arising under this Plan.  There shall be deducted from each payment any federal, state or local withholding or taxes or charges which may be required under applicable law as determined by the Employer.  The benefits hereunder shall not be treated as compensation from the Employer for purposes of any other benefit plan or program of the Employer unless specifically designated as compensation in such other benefit plan or program.

5.5          Non-assignability of Benefits.  The benefits payable hereunder or the right to receive future benefits under the Plan may not be anticipated, alienated, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or a person eligible for any benefits becomes bankrupt, the interest under the Plan of the person affected may be terminated by the

Plan Administrator which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that it deems appropriate.

5.6          Status of Plan.  Nothing contained herein shall be construed as providing for assets to be held in trust or escrow or any other form of asset segregation for the Member or for any other person or persons to whom benefits are to be paid pursuant to the terms of this plan, the Member’s only interest hereunder being the right to receive the benefits set forth herein.  To the extent any person acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.

5.7          Indemnification.  To the extent permitted by law, the Employer shall indemnify each member of the Board of Directors and any other employee of the Employer to whom duties are assigned with respect to this Plan, against expenses (including any amount paid in settlement) reasonably incurred by him/her in connection with any claims against him/her by reason of his/her conduct in the performance of his/her duties under the Plan, except in relation to matters as to which he/she acted fraudulently or in bad faith in the performance of such duties.  This right of indemnification shall be in addition to any other right to which the Board or other person may be entitled as a matter of law or otherwise, and shall pass to the estate of a deceased person.

5.8          Reports and Records.  The Plan Administrator and those to whom the Plan Administrator has delegated duties under the Plan shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.

5.9          Finances.  The costs of the Plan shall be borne by the Employer.  The rights of the Member (or of his Beneficiary) to benefits under the Plan shall be solely those of an unsecured general creditor of the Employer.  Any assets acquired by or held by the Employer or set aside in a trust set up by the Employer shall not be deemed to be held as security for the performance of the obligations of the Employer under this Plan.  Notwithstanding the foregoing, to the extent under the terms of a trust set up by the Employer payments are made by the Trustee of said Trust to the Member with respect to benefits under this Plan, such payments shall satisfy the obligations of the Employer hereunder to the extent of the payments made.

5.10        Nonguarantee of Employment.  Nothing contained in this Plan shall be construed as a contract of employment between the Employer and any Member, or as a right of any Member to be continued in employment of the Employer, or as a limitation on the right of the Employer to discharge any of its employees, with or without cause.

5.11        Applicable Law.  All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the United States and to the extent not pre-empted by such laws, by the laws of the State of Utah.

5.12        Headings.  The headings of Sections and Articles in this Plan are for convenience purposes only and shall in no way control or be used in the interpretation of the content of the Sections or Articles or this Plan as a whole.

5.13        Number and Gender.  Where the context requires, the singular shall include the plural and the plural shall include the singular, and any gender shall include both other genders.

ARTICLE VI

TRANSFER OF EMPLOYEES AMONG AFFILIATED COMPANIES

The transfer of a Member from employment with the Employer to employment with an Affiliate shall not be deemed a termination of employment under this Plan.  If the Affiliate is an Employer under this Plan, that Employer shall determine whether the Member shall continue to participate in this Plan as an employee of that Employer.  For purposes of this Plan, the last Employer of a Member shall be liable for the Member’s benefits hereunder even though a portion of the liability is attributable to periods of service for another Employer.

In the event the Member is transferred to an Affiliate that does not participate in this Plan, the Member shall cease to participate in this Plan but the former Employer shall continue to maintain the accounts and benefits of the Member earned under this Plan until the benefits become payable to the Member hereunder.

Adopted this 23rd day of December, 2005.

HUNTSMAN INTERNATIONAL LLC
for itself and as successor in interest by merger to
HUNTSMAN LLC

By:	/s/ Peter R. Huntsman
Name:	Peter R. Huntsman
Title:	President and CEO

PARTICIPATING EMPLOYERS:

HUNTSMAN PETROCHEMICAL CORPORATION

By:	/s/ Peter R. Huntsman
Name:	Peter R. Huntsman
Title:	President and CEO

HUNTSMAN PURCHASING, LTD

By:	/s/ Peter R. Huntsman
Name:	Peter R. Huntsman
Title:	President and CEO

Appendix 1

SCHEDULE FOR PARTICIPANTS IN POLYURETHANES EXECUTIVE
PENSION PLAN AND POLYURETHANES EXCESS BENEFIT PLAN

In 1999 in connection with the acquisition of the polyurethanes business of ICI Americas, Inc., Huntsman International LLC (“International”) became the sponsor of the Polyurethanes Executive Pension Plan (the “EPP”) and the Polyurethanes Excess Benefit Plan (the “Excess Plan”), each a nonqualified pension plan providing benefits to certain key executives in excess of those that could be provided under the Polyurethanes Pension Plan, a qualified defined benefit pension plan that is a spin-off from the ICI Americas, Inc. Pension Plan.

Effective July 1, 2004, the Polyurethanes Pension Plan (then known as the Huntsman International LLC Specialty Chemicals Pension Plan) (the “Polyurethanes DB Plan”) merged into the Huntsman Defined Benefit Pension Plan and its participants became participants in the Huntsman Defined Benefit Pension Plan.  International has become a participating employer in this Plan effective July 1, 2004 in connection with the transfer of the liabilities of the EPP and the Excess Plan to the Plan pursuant to a Merger Agreement (the “Merger”).  With the merger of Huntsman LLC into International on August 16, 2005, International has become the sponsor of the Plan.

The following provisions override any conflicting provisions of the Plan as it applies to participants in the EPP or the Excess Plan who become participants in the Plan in connection with the Merger.  Unless otherwise indicated, terms have the meaning assigned in the Plan.

(1)           Eligibility.  The employees of International who were participating in the EPP or the Excess Plan at the time of the Merger (the “Participants”) shall be participants in the Plan effective July 1, 2004 subject to the authority of the President of International to subsequently adjust the status of any of its employees for purposes of the Plan in accordance with Section 3.9 of the Plan.

(2)           Benefits.  The benefits under the Plan of each Participant shall be determined in accordance with Section 4.1 of the Plan, provided, however, that the benefit under Section 4.1(a) of the Plan as of July 1, 2004 for a Participant shall be an amount equal to sum of the benefit of the Participant under the EPP, if any, and the benefit of the Participant under the Excess Plan, if any, calculated as of July 1, 2004 in each case under the terms of the applicable plan as it existed immediately before the Merger, converted into an opening account balance in the same manner and using the same assumptions as applicable under the Defined Benefit Pension Plan to the conversion of the accrued benefit of the Participant under the Polyurethanes DB Plan into an opening account balance in the Defined Benefit Pension Plan as of July 1, 2004, which amount shall be adjusted in the future for interest credits in accordance with the provisions of Section 4.1(a).

(3)           Liability of the Plan.  The benefits of each Participant described in (2) above shall be an obligation of International under the Plan.  The benefits of each Participant described in (2) above shall constitute the entire benefit to which each Participant is entitled under the provisions of the EPP and the Excess Plan.  The EPP and the Excess Benefit Plan shall cease to exist in connection with the Merger and the Participants shall as of the Merger cease to have any rights or claims under such plans.  The Participants shall only have the right to such benefits as set forth in the Plan, including this Appendix 1

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to the Plan.  Benefits shall be paid in such form and at such time as provided in accordance with the terms of the Plan.

(4)           Administration. The Plan Administrator is authorized to interpret this Appendix 1 and to establish such rules and procedures as it determines necessary or desirable to administer the Plan with the provisions of this Schedule.

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